Exhibit B-106
	LIMITED LIABILITY COMPANY AGREEMENT

			OF

	FOREST CITY GATHERING, LLC


This Limited Liability Company Agreement (this
"AGREEMENT") is entered into by and between BANDERA
PETROLEUM EXPLORATION, L.L.C., an Oklahoma limited liability company ("BANDERA") and KLT GAS, INC., a Missouri corporation ("KLT") as the initial Members of Forest City Gathering, LLC, a Delaware limited liability company formed pursuant to the Delaware
Limited Liability Company Act. In consideration of the mutual promises made herein, KLT and Bandera agree as follows:

			ARTICLE I
	FORMATION OF LIMITED LIABILITY COMPANY

1.1	FORMATION.  Forest City Gathering, LLC (the
"COMPANY") was formed as a limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on July 27, 2001.

1.2	PURPOSES AND POWERS.  The purpose of the
Company is to engage in the business of gathering, compressing, treating and providing field services for coal bed gas and/or natural gas within the area of the AMI (such permitted activities are hereinafter referred to as the "BUSINESS"). The Company shall not own or operate any property outside the AMI. The
Company shall not own, operate or construct any transmission or other assets that would subject the Company to regulation as a "natural gas company" under the Natural Gas Act of 1938. In carrying out such purpose, the Company shall have all of the powers provided by a limited liability company under the Act.

1.3.	OFFICES.  The principal place of business
of the Company shall be 2202 Timberloch Place, Suite
222, The Woodlands, Texas 77380 or such other principal place of business as the Manager may from time to time determine. The Company may have, in addition to such office, such other offices, as the Manager may from time to time determine or the business and affairs of the Company may require.

1.4.	DEFINITIONS.  Capitalized words and
phrases used herein shall have the meanings set forth below in this Section 1.4 unless defined elsewhere herein:

"ACT" means the Delaware Limited Liability
Company Act, as amended from time to time.

"AFFILIATE" shall mean, when used with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. As used in this definition, and in the definition of change of control the term "control" means possession, directly or indirectly through one or more intermediaries), of the power to direct or cause the direction of management and policies of a person through an ownership of voting securities (or other ownership interests), contract, voting trust or otherwise.

"AGREED VALUE" means the fair market value of any distributed Property net of any liability assumed or taken subject to, as fair market value is determined by the Members using any reasonable method of valuation.

"ASSIGNEE" means a Person to whom all or part of a Member's Interest has been assigned and who has been admitted as a Member as a result of such assignment.

"AMI" has the meaning indicated in the
Participation Agreement.

"AVAILABLE CASH" means all cash funds of the Company from operations, refinancings, asset sales, Capital Contributions, loans or any other source at any particular time available for Distribution after reasonable provision has been made by the Manager for
(i) payment of all operating expenses of the Company as of such time, (ii) payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) adequate working capital.

"BUSINESS" is defined in Section 1.2.

"CAPITAL ACCOUNT" means the account maintained for a Member or Assignee in accordance with Section
6.5.

"CAPITAL CONTRIBUTION" means, with respect to a Member, the amount of cash contributed to the Company with respect to such Member's Interest, or if the context so requires, the amount of cash required to be contributed to the Company with respect to such Member's Interest.

"CAUSE" means the gross negligence or willful misconduct of the Manager in the performance of a material duty of the Manager under this Agreement.

"CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company as amended or restated from time to time in accordance with the terms of this Agreement and filed with the Delaware Secretary of State in the manner provided by the Act.

"CHANGE OF CONTROL" means, with respect to a specified Person, a change of control, after the Effective Date of this Agreement, of such Specified
Person or any Person ("Parent") that controls such specified Person in any one of the following circumstances: (i) any Person shall have become the beneficial owner of or shall have acquired, directly or indirectly, 50% or more of the then outstanding ownership interests (including both economic interest and voting interests) of the specified Person or Parent; (ii) the specified Person or Parent is a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest, as a consequence of which the members of the board of directors ( or, if either is not a corporation any other person or group of persons having substantial the same authority as the board of directors) ( such board, person or group of persons is herein called the "BOARD"), of the specified Person or Parent in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive months, individuals who at the beginning of such period constituted the Board of the specified Person or any Parent cease for any reason to constitute at least a majority of the Board of the specified Person or any Partner, PROVIDED that notwithstanding anything to the contrary a Change of Control shall not be deemed to have occurred (a) with respect to KLT so long as at least one of the Key KLT
Persons is employed by KLT or any of its Affiliates or
(b) with respect to Bandera so long as at least one of the Key Bandera Persons is employed by Bandera, with substantially the same authority and responsibility that he had on the Effective Date of this Agreement.

"CODE" means the Internal Revenue Code of 1986, as amended from time to time.

"COMPANY" means Forest City Gathering, LLC, a
Delaware limited liability company formed under the Act.

"CONSENT" means, with respect to a Member, (a) as a noun, either the written consent of such Member or the affirmative vote of that Member at a meeting, as the case may be, to do that for which the Consent of such Member is given and (b) as a verb, giving Consent for any such action. To receive the "CONSENT OF THE
MEMBERS" requires the requisite level of Consent of the Members provided in this Agreement or as otherwise expressly required by the Certificate of Formation, the Act or other applicable law.

"DISTRIBUTION" or "DISTRIBUTIONS" means any cash or other Property distributed to a Member by the Company on account of that Member's Interest as provided in Article VIII, and does not include payments to a Member (i) pursuant to a loan by such Member to the Company or other transactions in which such Member is acting other than in its capacity as a Member within the meaning of section 707(a) of the Code or (ii) which are made to reimburse a Member or an Affiliate of a Member for amounts paid for or on behalf of the Company. "DISTRIBUTE" means to make one or more Distributions.

"EFFECTIVE DATE" means August 3, 2001.

"FISCAL YEAR" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

"GAAP" means generally accepted accounting principles, conventions, rules and procedures in the United States set forth in the opinions and pronouncements of the accounting principles board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial
Accounting Standards Board (or any successor organization) that are applicable to the circumstances as of the date of determination.

"GATHERING CAP" means total expenditures incurred to construct gathering system(s) and gas sales facilities from each well head to the central delivery point for Phase I, which shall not exceed $200,000 in the aggregate.

"INTEREST" of a Member at any time means the entire percentage ownership interest of such Member in the Company at such time and all benefits to which such Member is entitled under this Agreement and applicable law, together with all obligations of such Member under this Agreement and applicable law.

"Key KLT Persons" means Bruce Selkirk, Charley W.
Dein and Gregory Orman.

"Key Bandera Persons" means M.G. Whitmire and
Bruce Galbierz.

"MANAGER" means the Member designated as the Manager as provided in Section 4.4.

"MEMBERS" means KLT and Bandera and those Persons who subsequently are admitted as Members pursuant to the terms of this Agreement. "MEMBER" means any one of the Members.

"NET INCOME" means, for any period, the excess, if any, of the Company's items of income and gain for such period over the Company's items of loss and deduction for such period, including items described in Section 705(a)(1)(B) and 705(a)(2)(B) of the Code, as computed for book purposes.

"NET LOSS" means, for any period, the excess, if any, of the Company's items or loss and deduction for such period over the Company's items of income and gain for such period, including items described in
Section 705(a)(1)(B) and 705(a)(2)(B) of the Code, as computed for book purposes.

"ORGANIZATION" means any corporation,
partnership, joint venture, limited liability company, unincorporated association, trust, estate, governmental entity or other entity.

"PARTICIPATION AGREEMENT" means that certain
Participation Agreement dated July 27, 2001, by and between Forest City, LLC, and Bandera Petroleum
Exploration, LLC.

"PERSON" means any natural person or
Organization.

"PHASE 1" means the period of time commencing on the Effective Date and ending upon the completion of the initial 25 wells as contemplated by Section 5.1 of the Participation Agreement.

"PHASE 2" means the period of time commencing on the end of Phase 1 and continuing thereafter so long as the Company is in existence.

"PRIME PLUS RATE" shall mean a rate per annum which is equal to the lesser of (a) a rate which is two percent (2%) above the prime rate of interest of The Chase Manhattan Bank, N.A., or its successor, as announced or published by such bank from time to time
(adjusted from time to time to reflect any changes in such rate determined hereunder) or (b) the maximum rate from time to time permitted by applicable law.

"PROPERTY" means all (or such lesser amount as indicated by the context used herein) property -- real, personal, tangible or intangible -- owned from time to time by the Company as a result of Capital
Contributions, acquisition, operations or otherwise.

"REASONABLE FEES" means such fees as Manager shall reasonably determine from time to time to recover the Company's costs and expenses and to earn a reasonable rate of return on all capital invested by the Members.

"SECURITIES ACT" means the Security Act of 1933, as amended, and any successor statute thereto.

"TAXABLE INCOME" or "TAXABLE LOSS" for a particular Fiscal Year means an amount equal to the Company's taxable income or taxable loss for such Fiscal Year determined in Accordance with Code Section
703(a).

"TAX DISTRIBUTION AMOUNT" means, with respect to a Member for any calendar quarter, the combined amount computed pursuant to Sections 6.7(a)(i) and 6.7(a)(ii) in reference to such calendar quarter.

"TRANSFER" means (a) as a noun, any voluntary or involuntary transfer, sale, assignment, alienation, gift, donation, grant, conveyance, lease, exchange, mortgage, pledge, encumbrance, hypothecation or other disposition of any kind, including dispositions by operation of law or legal process or any transactions or series of transactions that result in a Change of Control and (b) as a verb, the act of making any of the foregoing.

"TREASURY REGULATIONS" means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.

			ARTICLE II
			MEMBERS

2.1	MEMBERS.  KLT and Bandera shall be the only
initial Members of the Company. A Person may become a Member (a) in the case of a Person acquiring a membership interest directly from this Company, only by the written agreement of all the Members; and (b) in the case of a Transfer of a Member's Interest, only if such Transfer is made in accordance with Article IX of this Agreement.

2.2	AUTHORITY OF MEMBERS.  No individual Member
may bind the Company except to the extent expressly provided in this Agreement, or by the vote of Members holding more than ninety percent (90%) of the total
Interest in the Company.

2.3	CLASSES OF MEMBERS.  The Company shall have
only one class of Members.

2.4	PLACE AND MANNER OF MEETING.  All meetings of
the Members shall be held at such time and place as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by a Member shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2.5	MEETINGS.  An annual meeting of the Members
shall be held on such day and at such time during the period within six months after the close of each Fiscal Year of the Company as may be specified by the Manager in the notice of the meeting. If the annual meeting of Members is not held within the period above specified, any Member may cause a special meeting of the Members in lieu thereof to be held as soon thereafter as convenient, and any business transacted or election held at such meeting shall be as valid as if held at the annual meeting. Failure to hold the annual meeting within the designated time shall not cause a dissolution of the Company, or constitute an act of Cause. Special meetings of the Members may be called at any time by any Member.

2.6	NOTICE.  Written or printed notice stating
the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting either personally or by mail, by the Member calling the meeting, to each Member entitled to vote at the meeting, provided that such notice may be waived as provided in this Agreement. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at its address as it appears on the records of the Company, with postage thereon prepaid.

2.7	QUORUM OF MEMBERS.  Members holding more than
ninety percent (90%) of the total Interest in the Company represented in person or by proxy, shall be required for a quorum at a meeting of Members.

2.8	PERCENTAGE OF INTEREST REQUIRED; WITHDRAWAL
OF QUORUM. The vote of Members holding more than ninety percent (90%) of the total Interest in the Company at a meeting at which a quorum is present shall be the act of the Members, unless the vote of a greater percentage is required by law, the Certificate of Formation or this Agreement. The Members present at a duly organized meeting may not continue to transact business if, as the result of the withdrawal of one or more Members, a quorum is no longer present.

2.9	ACTION WITHOUT MEETING.  Any action required
by the Act, as amended, to be taken at any annual or special meeting of the Members, or any action which may be taken at any annual or special meeting of the Members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by each Member.

2.10	WITHDRAWAL, BANKRUPTCY OR DISSOLUTION OF A
MEMBER. A Member may not voluntarily withdraw during Phase 1 of the term of this Company, without the Consent of all the other Members. Thereafter, a Member may withdraw upon sixty (60) days prior written notice to the Company and to each of the other Members with such withdrawal to take effect at the time specified in such notice, or if no time be specified, then on the sixtieth (60th) day following its receipt by the non-withdrawing Members. The Company shall be dissolved upon the withdrawal, bankruptcy, liquidation or dissolution of a Member, or upon the occurrence of any other event that terminates the continued membership of a Member in this Company under the terms of this Agreement or the Act. For purposes of this
Section 2.10, the term "DISSOLUTION" does not include a merger, spin-off, consolidation, reorganization or recapitalization of a Member. It is the intent of this Agreement that the tax status of this Company be the same as for a partnership, and except as allowed by the Code, and any corresponding rules and regulations, it is intended that this Company shall not have continuity of life and shall be read and interpreted so as to prohibit continuity of life.

			ARTICLE III
		ORGANIZATION AND TERM

3.1	FILINGS AND FEES.  The Manager shall execute
and file, or cause to be executed and filed, for recordation in the office of the appropriate authorities such reports, disclosures, certificates and other forms, schedules, instruments or documents as are required by applicable law or regulation or which the Manager otherwise determines may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company. The
Manager also shall cause the Company to pay all fees, taxes and other charges, including professional fees, incurred in connection with the preparation and filing of such reports, certificates, disclosures, forms, schedules, instruments or other documents.

3.2	TITLE TO PROPERTY.  The Property shall be
owned by the Company as an entity and no Member shall have any ownership interest in the Property in that Member's individual name or right, and each Member's
Interest shall be personal property for all purposes.
The Company shall hold the Property in the name of the Company and not in the name of any Member.

3.3	NONCOMPETITION;  CONFLICTS OF INTEREST.
Subject to the express provisions of this Agreement, each Member and its Affiliates shall be free to engage in the same or similar business as the Company's
Business outside the AMI. No Member or Affiliate of a Member shall engage in the Company's Business within the AMI without the express written consent of all Members which may be granted or denied at the sole discretion of each Member. In the interest of clarity, the Members recognize that this Section 3.3 shall not prohibit a Member or its Affiliates from owning or operating oil and gas properties within the AMI. The prohibitions of this Section 3.3 shall be binding upon any Member who withdraws as a Member or whose Interest is purchased pursuant to Section 6.2(c) for the remainder of the term of the Company, notwithstanding that such Person shall no longer be a Member.

3.4	LIMITATION OF LIABILITY.  Except as otherwise
expressly provided herein or required by applicable law, no Member, as such, shall be bound by, or be personally liable for, the liabilities or obligations of the Company or the other Members, or be required to lend any funds to (or provide any guarantees on behalf of) the Company, without the prior written consent of such Member. No Member shall have any obligation to make Capital Contributions to the capital of the Company except those Capital Contributions agreed upon by the Member or that may be required (a) to return the amount of any Distribution received by such Member in violation of, and to the extent required by the Act; (b) under Section 6.1 or (c) under Section 6.5 with respect to the withholding by the Company of income taxes.

3.5	EXPENSES.  The Company shall pay all costs
and expenses arising from the organization and operation of the Company. The Company shall reimburse the Members for any reasonable out-of-pocket expenses incurred by them on behalf of the Company in accordance with this Agreement.

3.6	TERM OF COMPANY.  The Company shall be in
existence commencing on the Effective Date and continue in existence for the lesser of thirty (30) years or such earlier date as the Company is dissolved pursuant to Section 10.1.

			ARTICLE IV
			MANAGER

4.1	GENERAL POWERS OF MANAGER.  Except for
situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 4.2, (i) the powers of the Company shall be exclusively exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager; and (ii) the Manager may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(a)	ACQUISITION OF PROPERTY.  Acquire by
purchase, lease, or otherwise such pipe, easements, compressors, and other real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(b)	OPERATION, MAINTENANCE, IMPROVEMENT AND
DISPOSITION OF PROPERTY. Operate, maintain, improve, and construct any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company, including without limitation, pipelines, compressors and related equipment and facilities;

(c)	CONTRACTS AND OTHER AGREEMENTS.  Execute
and deliver, on behalf of the Company, any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Company property, or in connection with managing the affairs of the Company; provided that any agreement for gathering and compression services shall be for Reasonable Fees and in such form as may be approved by the Members;

(d)	BANKING AUTHORITY.  Open, maintain and
close bank accounts and execute and deliver all checks, drafts or other orders for payment of funds belonging to the Company;

(e)	INSURANCE.  Procure and maintain in force
such insurance as the Manager shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Company;

(f)	HIRE EMPLOYEES OR INDEPENDENT CONTRACTORS.
Contract on behalf of the Company for the employment and services of employees and/or independent contractors and appoint officers and other agents of the Company;

(g)	JUDICIAL AND ADMINISTRATIVE ACTIONS.
Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or all the Members in their capacity as Members, in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith and to execute powers of attorney, consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Company;
and

(h)	IN GENERAL.  Engage in any kind of
activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to property and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawful carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified.

4.2	RESTRICTIONS ON MANAGER'S POWERS.
Notwithstanding the provisions of Section 4.1, the Manager may not cause the Company to do any of the following without the approval of the Members in accordance with Section 2.8:

(a)	SALE, EXCHANGE OR DISPOSITION OF COMPANY
PROPERTY. Sell, lease, exchange or otherwise dispose of all or substantially all the Company's property and assets (with or without goodwill);

(b)	MERGERS.  Be a party to a merger, or a
share exchange;

(c)	AMENDMENT OF CERTIFICATE.  Amend or
restate the Certificate of Formation;

(d)	BANKRUPTCY PETITION.  Cause the Company to
file a voluntary petition in bankruptcy or take any other similar action;

(e)	ORDINARY COURSE OF BUSINESS.  Authorize
any act that would make it impossible to carry on the ordinary business of the Company;

(f)	AMENDMENT OF AGREEMENT.  Amend or modify
this Agreement;

(g)	MEMBERSHIP INTEREST.  Issue any additional
Interest in the Company or, admit any Person as a Member of the Company (other than as expressly provided in Section 9.1);

(h)	FINANCIAL TRANSACTIONS.  Borrow money and
issue evidences of indebtedness  of the Company;
or

(i)	DEEDS, MORTGAGES, DEEDS OF TRUST AND OTHER
INSTRUMENTS. Execute any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to encumber any or all of the Company property (other than Operator's liens that may arise as a matter of law).

4.3	DUTIES OF THE MANAGER.

(a)	MANAGEMENT DUTIES.  The Manager will:  (i)
manage the business of the Company in a manner that, in the reasonable judgment of the Manager, will achieve the purposes of the Company's
Business; (ii) use reasonable efforts to cause the Company to perform its obligations under all contracts, agreements, instruments, and other documents to which the Company is at any time a party or by which the Company is at any time bound; (iii) use reasonable efforts to cause the Company to obtain and maintain such insurance as is consistent with sound business practice; and
(iv) use reasonable efforts to cause the Business of the Company to be conducted in compliance with all applicable laws.

(b)	LEVEL OF DUTY.  The Manager will conduct,
manage and control the Company and its affairs with the degree of reasonable care that a prudent business person would use under similar circumstances.

(c)	TIME AND ATTENTION TO DUTIES.  The Manager
will devote such time and attention to the performance of duties under this Agreement as is reasonably necessary for the operation of the Business, provided that it is expressly understood that the Manager will not devote its full time to its duties hereunder, and provided further that the Manager may engage in or possess an interest in other independent business ventures of any nature or description, including business ventures similar to the Company, and neither the Company nor any other Member, as such, shall have any rights by virtue of this Agreement in or to such independent ventures or the income or profits therefrom.

(d)	LIMITATION OF DUTIES.  The Manager will be
obligated to perform the duties, responsibilities and obligations of the Manager under this Agreement only to the extent that funds of the Company are available for such performance.
Notwithstanding any other provision of this Agreement, the Manager will be liable only to the Company and the other Members for Cause.

4.4	ELECTION; TERM.  The Manager shall initially
be KLT. KLT shall remain as Manager and shall not be subject to removal as Manager unless and until (a) there is a Change of Control, and (b) the other party or parties to this Agreement show Cause. If the Manager sells all of its Interest in the Company to a third party, the third party shall automatically become the Manager, but from and after the date of such sale, the Manager is subject to removal as Manager for Cause. For purposes of this Section, the term "sale" shall mean a voluntary, arm's length transfer for money, but shall not include sales to Affiliates. The term "sale" shall be strictly construed and shall not apply to certain transfers that might be considered sales in the broadest sense including, without limitation, mortgages, mergers, reorganizations and consolidations.

The Manager may be removed for Cause by an affirmative vote of the Non-Manager Member owning a majority interest in the Company after excluding the Interest of the Manager Member. Such vote shall not be deemed effective until a written notice has been delivered to the Manager by the Non-Manager Member detailing the alleged default and the Manager has failed to cure the default within 30 days from its receipt of the notice. Such removal shall be effective immediately upon the failure to cure such default within the applicable notice period.

4.5	ANNUAL REPORTS.  Within ninety (90) days
after the end of each Fiscal Year, the Manager shall cause to be prepared (and furnished to each Member) financial statements, which shall be prepared in accordance with GAAP, and which shall include the following:

(a)	A copy of the balance sheet of the Company
as of the last day of such Fiscal Year;

(b)	A statement of income or loss for the
Company for such Fiscal Year;

(c)	A statement of each Member's Capital
Account; and

(d)	A statement of cash flow of the Company
for such Fiscal Year.

4.6	QUARTERLY REPORTS.  Within forty-five (45)
days after the end of each quarter, the Manager shall cause each Member to be furnished with financial statements prepared in accordance with the Company's methods of accounting, of the type described in the preceding Section 4.5, as of the last day of such quarter, provided that such quarterly reports need not include such footnotes as may be required by GAAP.

4.7	ANNUAL ESTIMATE OF OPERATING COSTS.  The
Manager shall cause to be prepared and delivered to each Member no later than January 15th of each year a proposed estimate of operating costs for the Company for such Fiscal Year. This estimate shall be given for information purposes only and shall not act as a limitation, in any way, upon the funds that Manager is authorized to expend on behalf of the Company.

4.8	TAX RETURNS AND INFORMATION.  The Manager
shall cause all tax returns that the Company is required to file to be prepared and timely filed
(including extensions) with the appropriate authorities of each Fiscal Year. On or before June
15th (commencing in 2002) the Manager shall also cause to be delivered to each Member information pertaining to the Company and its operations for the previous
Fiscal Year that is necessary for the Members to accurately prepare their respective federal and state income tax returns for said Fiscal Year.

4.9	LABOR COSTS.  To the extent that the Manager
uses its employees to conduct the Company's Business and except as otherwise set forth in an applicable operating agreement (it being recognized that the Manager or its Affiliate may receive an overhead charge of $200 per well per month in any such operating agreement), the Manager shall not be reimbursed by the Company for the following:

(a)	Salaries and wages of Manager's employees
directly engaged in connection with the conduct of Company's Business, supported by hourly time cards or other documentation, and, in addition, amounts paid as salaries and wages of others temporarily employed in connection therewith.

(b)	Manager's cost of holiday, vacation,
sickness, jury service and other fringe benefits and customary allowances paid to persons whose salaries and wages are chargeable under subsection (a) above.

(c)	Expenditures or contributions made
pursuant to assessments imposed by governmental authority which are applicable to salaries, wages and costs chargeable under subsection (a) above.

(d)	Manager's current cost of plans for
employees group life insurance, hospitalization disability, pension, retirement, savings and other benefit plans, applicable to labor costs chargeable under subsection (a) above.

(e)	Reasonable and necessary expenses of
employees whose salaries and wages are chargeable under subsection (a) above. As used herein the term "expenses" shall mean travel, hotel, transportation, meal and other usual out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed.

4.10	MATERIAL, EQUIPMENT AND SUPPLIES.  The
Manager may use materials, equipment and supplies held in its inventory for its own business purposes for the Company's Business and any such materials, supplies, and equipment so used shall be priced at cost to Company, plus carrying costs and storage and loading costs to be established by Manager based on actual experience, but not to exceed replacement cost at the time of issuance.

4.11	ADMINISTRATIVE AND GENERAL EXPENSE.  The
Manager shall not be reimbursed for administrative costs and expenses of Manager's offices and salaries or wages or applicable burdens and expenses of its personnel.

			ARTICLE V
		OWNERSHIP INTEREST

5.1	The Members shall initially have the Interest
shown below:

(a)	Bandera shall have a twelve and one-half
percent (12.5%) Interest in the Company; and

(b)	KLT shall have an eighty-seven and one-
half percent (87.5%) Interest in the Company.

		ARTICLE VI
		CAPITALIZATION

6.1	CAPITAL CONTRIBUTIONS.

(a)	INITIAL CAPITAL CONTRIBUTIONS.  Each
Member shall contribute the cash indicated on Exhibit AC@ (total $40,000, KLT $35,000 and
Bandera $5,000) attached hereto and made a part hereof within thirty (30) days from the Effective
Date. No Member shall be obligated to transfer to the Company any ownership, or title to its assets and properties. The Members agree that the value of the Capital Contributions to be made initially by each Member as shown on Exhibit C, equals the product of the Interest shown in
Article V for that Member multiplied by the aggregate value of the Capital Contributions initially made by all Members as shown on Exhibit
C.

(b)	SUBSEQUENT CAPITAL CONTRIBUTIONS.  In
addition, each Member shall contribute in cash to the Company such Capital Contributions in proportion to such Members' Interests as are deemed necessary and appropriate by the Manager from time to time for the conduct of the Business of Company. The Manager shall give each Member written notice of any such Capital Contributions and shall provide in such notice a time period
(not to be less than ten (10) business days) in which the Members must make their respective
Capital Contributions.  Such Capital
Contributions shall be used by the Company for the conduct of the Company's Business.

(c)	PAYMENT OF CAPITAL CONTRIBUTION.  On each
occasion on which the Members are required to make Capital Contributions to the Company, each Member shall deposit its required Capital
Contribution, by wire transfer of immediately available funds, in the depositary institution and account designated by the Manager.

(d)	DUTY TO MAKE CAPITAL CONTRIBUTION.  The
Capital Contribution commitments of the Members under this Agreement are solely for the benefit of the Members, as among themselves, and may not be enforced by or for the benefit of any other person (including any creditor, receiver, or trustee of, or for the benefit of any one or more creditors of, the Company).

6.2	FAILURE TO MAKE CERTAIN CAPITAL
CONTRIBUTIONS. Unless otherwise expressly provide by this Agreement, the obligation of a Member to make a contribution or otherwise pay cash to the Company may not be compromised or released without the express written consent of all Members. In the event that (1) any Member fails to pay when due the full amount of a Capital Contribution called for under Section 6.1(a)
(Initial Contributions) or Section 6.1(b) (Subsequent
Capital Contributions) for the conduct of the Company's Business during Phase 1, (2) the total amount of Capital Contributions that have been made by such Member does not equal or exceed its share of the Gathering Cap, and (3) such default is not cured within ten days after written and telephonic notice thereof has been given by the Manager to such Member
(in this Section 6.2, a "PHASE 1 DEFAULTING MEMBER"), the following provisions shall apply:

(a)	LOSS OF VOTE.  Whenever the vote or
consent of the Phase 1 Defaulting Member would otherwise be required or permitted under this Agreement, the Phase 1 Defaulting Member shall not be entitled to participate in such vote or consent, and such vote or consent shall be calculated as if such Phase 1 Defaulting Member were not a Member.

(b)	APPLICATION OF DISTRIBUTIONS TO PHASE 1
DEFAULTING MEMBER.  The Manager may cause the
Company to withhold all Distributions otherwise distributable to such Phase 1 Defaulting Member under this Agreement, and pay such Distributions to the non-Defaulting Member in the event that the non-Defaulting Member made any Capital
Contribution or paid any other amount on account of the Phase 1 Defaulting Member=s failure to make the Unfunded Phase 1 Contributions when due, until Distributions in an aggregate amount equal to 200% of the amount of the Unfunded Phase 1
Contributions have been so withheld and paid in accordance with this clause (b). Any such Distributions withheld in accordance with this clause (b) shall be deemed to have been distributed to the Phase 1 Defaulting Member and then paid to the non-Defaulting Member.

(c)	LOAN OR CONTRIBUTION BY NON-DEFAULTING
MEMBERS. The non-Defaulting Member shall have the right to contribute or loan the amount of the Unfunded Phase 1 Contributions to the Company.
The non-Defaulting Member shall have the right in its sole discretion to treat all or any portion of the Unfunded Phase 1 Contributions that it shall fund as follows:

(1)	As debt of the Company to such non-
Defaulting Member, in which case the Company shall pay interest to such non-Defaulting
Members on the amount loaned to the Company by such non-Defaulting Members at the Prime
Plus Rate; and/or

(2)	As additional Capital Contributions,
in which case the Interests of the Members shall be redetermined, and each such Member's
Interest shall thereafter be equal to a
fraction, the numerator of which shall equal the aggregate Capital Contributions made by such Member to the Company (including the amount of any Unfunded Phase 1 contributions funded by such Member pursuant to this Section) and the denominator of which shall equal the aggregate Capital Contributions made by the Members (including the amount of the Unfunded Phase 1 Contributions funded by the Members pursuant to this Section).

(d)	PURCHASE OF MEMBERSHIP INTEREST.  Any non-
Defaulting Member may, in its sole and absolute discretion, purchase the Interest of Defaulting
Member for a total price equal to fifty percent
(50%) of the balance of such Defaulting Member's
Capital Account at such time, instead of pursuing any of the remedies set forth in Section 6.2(b) or (c).

6.3	FAILURE TO MAKE PHASE 2 OR EXCESS GATHERING
CAP CONTRIBUTION. In the event that any Member fails to pay when due the full amount of any Capital
Contribution for the conduct of the Business of the Company after the total Capital Contributions that have been made equals or exceeds such Member's share of the Gathering Cap or for the conduct of the Company's Business during Phase 2, and such default is not cured within ten days after written and telephonic notice has been given by the Manager to such Member (a
"PHASE 2 OR CAP DEFAULTING MEMBER"), the non-
Defaulting Member shall have the right, as its sole and exclusive remedy, to contribute the amount of such unfunded Capital Contributions as additional Capital
Contributions in which case the Interest of the Members shall be redetermined, and each such Member's
Interest shall thereafter be equal to a fraction the numerator of which shall equal the aggregate Capital
Contribution made by such Member (including an amount equal to any unfunded Capital Contribution funded by such Member pursuant to Section 6.2(d)(2) or this
Section 6.3) and the denominator of which shall equal the aggregate Capital Contribution made by all the Members pursuant to Section 6.1, Section 6.2(d)(2) or this Section 6.3.

6.4	NO INTEREST; RETURN OF CONTRIBUTIONS.  No
interest shall accrue on any contributions to the capital of the Company. No Member shall be entitled to the return of its Capital Contributions except (a) to the extent, if any, that Distributions made pursuant to the express terms of this Agreement may be considered as such by law or by agreement of all of the Members of the Company, (b) upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law, or (c) to the extent that any amounts paid by the Company to a Member upon the Company's acquisition of any Interest may be considered as such by law.

6.5	CAPITAL ACCOUNTS.  A Capital Account shall be
established and maintained for each Member.  Each
Member's Capital Account shall be increased by:

(a)	the amount of money contributed by that
Member to the Company, and

(b)	allocations to that Member of Net Income,
including income and gain exempt from tax and income and gain described in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g), but excluding income and gain descried in Treasury 1.704-
1(b)(4)(i),

and shall be decreased by:

(c)	allocation to that Member of Net Loss,

(d)	the amount of money Distributed to that
Member by the Company,

(e)	the fair market value of distributed
property that such Member is considered to assume or take under Section 752 of the Code), and

(f)	allocations to that Member of expenditures
of the Company described in Section 1.704-
1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-
1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-
1(b)(2)(iv) and 1.704-1(b)(4), including
adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-
1(b)(2)(iv)(g). Upon the transfer of all or part of an Interest in the Company, the Capital
Account of the transferor that is attributable to the transferred interest in the Company shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(iv)(1).

6.6	ALLOCATIONS OF NET INCOME OR NET LOSS.

(a)	For purposes of maintaining the Members'
Capital Accounts, the Net Income or Net Loss of the Company for each year shall be allocated among the Members in accordance with their Interests.

(b)	Except as otherwise provided in Section
6.6(c): for federal and state tax purposes each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as each correlative item of Net Income or Net Loss is allocated to the Members for purposes of maintaining their respective Capital Accounts.

(c)	Income, gain, loss and deduction with
respect to property contributed to the Company by a member or revalued pursuant to Treasury
Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

(d)	All Net Income and Net Loss (and any item
of income, gain, loss, deduction or credit) shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if an Interest is transferred during a taxable year, Net Income and Net Loss (and any item of income, gain, loss, deduction or credit) for such taxable year allocable to the transferred Interest shall be prorated between the transferor and the transferee based upon that portion of such taxable year during which each was recognized as owning such Interest, without regard to the results of Company operations during particular portions of such taxable year and without regard to distributions made to the transferor and the transferee during such taxable year; provided, that such allocation must be in accordance with a method permissible under
Section 706 of the Code and the Treasury
Regulations thereunder.

6.7	AVAILABLE CASH.  Available Cash shall be
Distributed in the following order and priority:

(a)	TAX DISTRIBUTIONS.  If at the end of a
calendar quarter of a Fiscal Year, the Company estimates that it will allocate, to one or more
Members with respect to such Fiscal Year, (i)
Taxable Income (or items thereof) excluding items allocated pursuant to Section 6.5(c) and (ii) items of income, gain, loss and deduction required to be separately stated and computed by the Members pursuant to section 613A(c)(7)(D) of the Code (the amounts described in clauses (i) and (ii) shall be referred to in this Section
6.7(a) as "NET TAXABLE INCOME"), then not later than the twentieth (20th) day prior to the date upon which estimated federal income tax payments are required to be made by corporations for such calendar quarter, the Company shall make a Distribution of Available Cash to each Member in an amount equal to the following:

(1)	PRIOR INCOME.  First, that portion of
any Tax Distribution Amount for the calendar quarter immediately preceding the calendar quarter to which Section 6.7(a)(2) refers for which a Distribution to such Member pursuant to this Section 6.7(a) had not been made.
The amount to be Distributed pursuant to this
Section 6.7(a)(1) shall be determined by subtracting (A) the aggregate Distributions of Available Cash made to such Member pursuant to this Section 6.6(a) as of the calendar quarter to which Section 6.7(a)(2) refers from (B) the aggregate of the amounts calculated pursuant to Section 6.7(a)(2), as adjusted, to be Distributed to such Member for all such calendar quarters;

(2)	CURRENT INCOME TAX DISTRIBUTION.
Second, the product of (A) (i) such Member's distributive share of the Company's estimated
Net Taxable Income for such calendar quarter, determined in accordance with the allocation provisions of Section 6.6, (ii) plus or minus, as the case may be, any increase or reduction in the estimates of Net Taxable
Income with respect to prior calendar
quarters of such Fiscal Year and (B) 38.25%;
and

(b)	REMAINDER.  The Company, with the Consent
of the Members, may, thereafter, make
Distributions of Available Cash to the Members in accordance with their Interests.

6.8	NON-CASH DISTRIBUTIONS.  Except as otherwise
provided in this Agreement, each Member must look solely to the Property of the Company for the return of such Member's Capital Contribution and shall have no right or power to demand or receive Property other than cash.

			ARTICLE VII
			LIABILITY

	The Company has been formed as a limited liability company, which shall assume the obligation for all services to be performed pursuant to this Agreement.

			ARTICLE VIII
			INDEMNIFICATION

8.1	INDEMNIFICATION.  In addition to the
indemnification of Manager provided in Article XI, the Members may adopt such provisions pertaining to indemnification of Members, Manager, and others as may be permitted under the Act, provided, however, no Person may be indemnified under this Section of this
Article VIII in respect of a proceeding,

(a)	in which the Person is found liable on the
basis that personal benefit was improperly received by or it, whether or not the benefit resulted from an action taken in the Person's official capacity; or

(b)	in which the Person is found liable to the
Company.

8.2	LIABILITY INSURANCE.  The Company may
purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Manager, officer, employee, or agent of the Company or who is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such a person, whether or not the Company would have the power to indemnify him against that liability under this Article.

			ARTICLE IX
RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTERESTS

9.1	RESTRICTIONS ON TRANSFER.

(a)	NO TRANSFER EXCEPT AS HEREIN PROVIDED.  No
Member shall directly or indirectly Transfer any Interest in the Company, or any right or interest therein without the express written consent of all Members (which consent may be withheld by each Member in its sole and absolute discretion), provided that (i) any Member may transfer all or substantially all of its Interest in the Company to any Affiliate of such Member or (ii) after the end of Phase I, any Member may Transfer all or substantially all of its Interest in the Company, as part of the sale of all or substantially all of its interest in all leases, options and farm-ins within the AMI, (iii) any Member may mortgage, pledge, or grant a lien or security interest in all of its Interest in the Company as collateral for a loan, provided that the interest of any such mortgagee, pledgee or secured party shall be subject to all the terms of this Agreement, and (iv) any mortgagee, pledgee or secured party that forecloses its lien and/or security interest may sell all the Interest of the Member subject to such lien and security interest, provided that any Person to whom such Interest is sold shall take such Interest subject to all the terms of this Agreement.

(b)	SECURITIES ACT COMPLIANCE.  Anything in
this Agreement to the contrary notwithstanding, no Transfer of Interests in the Company otherwise permitted or required by this Agreement shall be made unless such Transfer is in compliance with federal and state securities laws, including without limitation the Securities Act. In connection with any Transfer or proposed Transfer of Interest in the Company, if requested by the Company, before such Transfer the holder of such Interests proposing to effect such Transfer shall provide the Company either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company, to effect that the proposed Transfer of Interests in the Company may be effected without registration under the Securities Act and applicable state securities laws, or (ii) a >no-action= letter from the staff of the Securities and Exchange Commission (the "SEC") to the effect that the distribution of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken in respect thereof, or a combination of (i) and (ii) hereof.

(c)	AGREEMENT TO BE BOUND.  Anything in this
Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by each of the Members, no Transfer of Interests in the Company otherwise permitted or required by this Agreement shall be effective unless and until the transferee shall execute and deliver to the Company an agreement in which such transferee agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on Members hereby in such form as is acceptable to the Manager, provided that any Person that is only granted a lien or security interest in a Member's Interest in the Company pursuant to
Section 9.1(a)(iii) shall not be required to execute such an agreement as a condition to the grant of such lien or security interest. Each
Person to whom a Transfer of Interests in the Company is permitted by this Agreement, who receives a Transfer of Interests in the Company during the term of the Company, and who is required to agree in writing to be bound by the provisions hereof, shall become a "Member" for all purposes of this Agreement after such Person has agreed to be so bound.

(d)	TRANSFERS IN VIOLATION OF THIS AGREEMENT.
Transfers of Interests in the Company may only be made in strict compliance with all applicable terms of this Agreement, and any purported
Transfer of Interests in the Company that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize nor be bound by any such purported
Transfer and shall not effect any such purported
Transfer and shall not effect any such purported
Transfer on the transfer books of the Company.

9.2	SPECIFIC PERFORMANCE.  Each of the parties to
this Agreement acknowledges that it shall be impossible to measure in money the damages to the Company or the Member(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with an of the restrictions or obligations imposed by this Article, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Member(s) shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against him at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article and to prevent any disposition of Interests in the Company in contravention of any terms of this Article and waives any defenses thereto, including, without limitation, the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and
(iii) availability of relief in damages.

9.3	MEMBERS OF RECORD; RELATED MATTERS.  The
Company and its Manager will be entitled to consider the owner of any Interest in the Company as set forth in the records of the Company as the absolute owner thereof for all purposes. The Company and its Manager will not incur any liability for Distribution of cash or other property made in good faith to the owner of a Interest in the Company until such time as a written assignment of such Interest and an agreement to be bound by this Agreement has been received and accepted by the Company and such assignment has been recorded on the books of the Company. The Company and its Manager may refuse to accept a purported assignment of Interests in the Company until the end of the next succeeding quarterly or annual accounting period. No
Member shall under any circumstances Transfer any of its Interests in the Company to a minor or incompetent or any other person not qualified to become a Member pursuant to this Agreement and, in the event any such Transfer should be attempted, such will be null, void and ineffectual and will not bind the Company or its Members, or Manger. In no event will any purported
Transfer of any Interest in the Company, by operation of law or otherwise, require the Company or its Manager to account to more than one person with respect to such transferred Interests.

9.4	TERMINATION OF RIGHTS AND OBLIGATIONS.  As of
the effective date of any Transfer permitted under this Article by a Member of its entire Interest in the Company, such Member's rights and obligations hereunder shall terminate except for any Transfer that is permitted under Section 9.1(a)(iii), in which case such Member's rights and obligations shall continue unless and until the person to whom such Transfer is made agrees in writing to assume all the obligations and duties of such Member under this Agreement.

			ARTICLE X
			DISSOLUTION

10.1	DISSOLUTION.  This Company shall be
dissolved on the first of the following to occur:

(a)	when the period fixed for the duration of
this Company expires;

(b)	upon the occurrence of events specified in
the Certificate of Formation or this Agreement to cause dissolution;

(c)	the written Consent of all Members;

(d)	except as otherwise provided in this
Agreement, upon the withdrawal, bankruptcy, liquidation, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in this Company;

(e) entry of a decree of judicial dissolution under the Act; or

(f)	upon sixty (60) days written notice by one
Member to each of the other Members at any time after Phase 1.

For purposes of this Section, the term
"DISSOLUTION" does not include a merger, spin-off, consolidation, reorganization or recapitalization of a Member.

10.2	JUDICIAL DISSOLUTION.  On application by
or for a Member, a court of competent jurisdiction may decree dissolution of this Company if it is not reasonably practicable to carry on the business of this Company in conformity with its Certificate of Formation and this Agreement.

10.3	WINDING UP.  On the dissolution of this
Company, its affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Manager. In addition, a court of competent jurisdiction, on cause shown, may wind up the Company's affairs on application of any Member or the Member's legal representative or assignee and, in connection with the winding up, may appoint a Person to carry out the liquidation and may make all other orders, directions, and inquiries that the circumstances require.

10.4	DISTRIBUTIONS UPON TERMINATION AND
DISSOLUTION OF THIS COMPANY. Upon the winding up of the Company, the Manager or other Person designated in accordance with Section 10.3 will proceed to wind up the affairs of the Company. The liabilities and obligations to creditors and all expenses incurred in its liquidation and dissolution will be paid and will have first priority in winding up as otherwise provided in this Agreement. The Manager may retain from available cash and other assets of the Company sufficient reserves for anticipated and contingent liabilities. Undistributed cash, and other property valued at its fair market value on the date of Distribution, will be Distributed to the Members in the following order:

(a)	Distributions will first be made to repay
any loans to the Company by a Member, including the amount of any deferred payment obligation to a Member or a Member's personal representative.

(b)	Distributions will then be made to the
Members in an amount equal to the credit balances in their capital accounts so that the capital account of each Member shall be reduced to zero.

(c)	The balance, if any, will be made to the
Members in an amount equal to each Member's percentage interest in the Company as determined immediately prior to the Distribution of the credit balances of the Member's capital accounts.
The Manager, in making or preparing to make a partial or final distribution may deliver undivided interests in an asset or class of assets to the Members subject to any indebtedness which may be secured by the property.

If sufficient cash or other assets are available and a Distribution is made to the Members of undivided interests in the pipelines, plants or other physical assets, then after said Distribution the members shall negotiate in good faith in an attempt to enter into an operating agreement that will provide for the continued operation of the distributed assets by the former Members as tenants in common.

The Company may continued beyond its scheduled termination date for a time reasonably necessary to conclude the administration of the Company, pay expenses of termination and distribute all of the Property to those entitled thereto.

			ARTICLE XI
	EXCULPATION AND INDEMNIFICATION

11.1	EXCULPATION.  Neither the Manager, nor any
Affiliate of the Manager, shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent caused by any Cause of such Person. THE MEMBERS RECOGNIZE THAT THIS PROVISION
SHALL RELIEVE ANY SUCH PERSON FROM ANY AND ALL
LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND
CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF
ANY NEGLIGENCE BY ANY SUCH PERSON OR ANY THEORY BASED
UPON OR SIMILAR TO STRICT LIABILITY.

11.2	INDEMNIFICATION.

INDEMNITEES AND INDEMNIFIABLE CLAIMS.  The
Company shall indemnify and hold harmless (i) the Manager, (ii) any Affiliate of the Manager, and
(iii) any officer, director, employee, agent, stockholder, member or partner of the Manager or any of its Affiliates (each, an "INDEMNITEE"), from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorney's fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent any of the foregoing was caused by any Cause of such person. THE MEMBERS RECOGNIZE THAT SUCH
INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION
FROM THE NEGLIGENCE OF INDEMNITEE OR LIABILITY
BASED UPON STRICT LIABILITY OR ANY SIMILAR
DOCTRINE.

			ARTICLE XII
			MISCELLANEOUS

12.1	BOOKS AND RECORDS.

(a)	The Company shall maintain such books and
records of the Company shall be open to
inspection and copying by the Members from time to time. The Company shall keep and maintain the following records in its principal office and make them available in such office within five days after the date of receipt of a written request:

(1)	a current record that includes

(i)	the name and mailing address of
each Member;

(ii)	the percentage interest in the
Company owned by each Member;

(2)	copies of the federal, state, and
local information or income tax returns for the Company's seven most recent tax years.

(3)	a copy of the Certificate of Formation
and this Agreement, all amendments or
restatements thereof, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation or this Agreement, classes of members;

(4)	The records of the Company or this
Agreement shall set forth:

(i)	the amount of the cash contribution
and a description and statement of the
Agreed Value of any other contribution
made by each Member, and the amount of the cash contribution and a description and statement of the Agreed Value of any other contribution that the Member has agreed to make in the future as an additional contribution;

(ii)	the times at which additional
contributions are to be made or events
requiring additional contributions to be made;

(iii)	events requiring the Company to
be dissolved and its affairs wound up;

(iv)	the date on which each Member
in the Company became a Member;

(5)	correct and complete books and records
of account of the Company.

(b)	The Company shall maintain its records in
written form or in another form capable of conversion into written form within a reasonable time.

(c)	A Member, on written request stating the
purpose, may examine and copy, in person or by the Member's authorized representative, at any reasonable time, for any proper purpose, and at the Member's expense, records required to be kept under this Section 12.1 and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the person to examine and copy.

(d)	A Member, upon prior written notice to the
Company, shall have the right to audit the books and records of the Company during regular business hours for any period, at the cost of the Member conducting such audit unless otherwise agreed by the Members.

(e)	On the written request by any Member, the
Company shall provide to the requesting Member without charge true copies of:

(1)	the Certificate of Formation and this
Agreement and all amendments or restatements;
and

(2) any tax returns of the Company.

12.2	METHOD.  Whenever by statute or the
Certificate of Formation or this Agreement, notice is required to be given to any Member of the Company, and no provision is made as to how the notice shall be given, it shall not be construed to mean personal notice, but any such notice may be given in writing postage prepaid, addressed to the Company, or Member at the address appearing on the books of the Company, or by any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed given at the time when the same is deposited in the United States mails.

12.3	TAX MATTERS.

(a)	TAX MATTERS MEMBER.  KLT is hereby
designated as the "TAX MATTERS MEMBER" of the Company in accordance with Section 6231(a)(7) of the Code and shall serve in such capacity until the Members determine otherwise. Should the unified audit rules of subchapter C of Chapter 63 of Subtitle F of the Code be applicable, the Tax
Matters Member shall: (i) take such action as may be necessary to cause each of the other Members to become a notice partner within the meaning of
Section 6223 of the Code, (ii) keep each of the other Members fully advised of the progress of any audit, (iii) promptly notify each of the other Members of any audit adjustments proposed by the Internal Revenue Service, or other taxing authority, provide a copy of such materials to each of the other Members, and (v) not enter into a settlement agreement pursuant to Section 6224 of the Code without obtaining the prior Consent of all Members. The Tax Matters Member shall be reimbursed by the Company for any reasonable expenses incurred by the Tax Matters Member, or on that Member's behalf, in such Member's capacity as the Tax Matters Member.

(b)	ELECTIONS.  The Tax Matters Member shall
make all elections and other determinations for federal, state, local and foreign tax purposes, on behalf of the Company.

12.4	SEAL.  The Company shall have no seal.

12.5	AMENDMENTS.  This Agreement may be altered
or repealed only by unanimous Consent of all the Members.

12.6	HEADINGS.  The headings used in this
Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation.

12.7	CONSTRUCTION.  Whenever the context so
requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely. If any portion of this Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

(a)	the remainder of this Agreement shall be
considered valid and operative; and

(b)	effect shall be given to the intent
manifested by the portion held invalid or inoperative.

12.8	DISCLAIMER OF PUNITIVE DAMAGES.  No Member
shall be entitled to recover punitive or exemplary damages from any other Member, whether acting in its capacity as Manager or otherwise in connection with this Agreement.

12.9	TAXABLE AS A PARTNERSHIP.  The Company
will constitute a partnership for federal income tax purposes. The Company shall prepare or cause to be prepared all necessary tax reports and other information required by the Internal Revenue Service and a report for income tax purposes to each Member of its distributive share of items of income, gain, Loss, deduction and credit.

	12.10  CHARGES FOR SERVICES TO MEMBERS FOLLOWING
A CHANGE OF CONTROL. Unless otherwise agreed in writing by all Members, in the event there is a Change of Control with respect to the Manager, from that point forward the Company may not charge an amount in excess of $0.30 per Mcf to a Member or its Affiliate, for gathering and other related services contemplated hereunder in connection with the gathering, compressing, processing and treating of the Member or Affiliate's share of any gas produced from a well or wells in which such Member or its Affiliate owns an interest and which are subject to the Participation
Agreement.

	IN WITNESS WHEREOF all of the Members of the Company have executed this Agreement as of the Effective Date.




BANDERA PETROLEUM EXPLORATION, L.L.C.


By:	/s/M. G. Whitmire
Name:	M. G. Whitmire
Title:	Managing Member



KLT GAS, INC.

By:	/s/Charley W. Dein
Name:  Charley W. Dein
Title: Executive Vice President of Operations